                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                               _________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)/1/


                              PRI Automation, Inc.
          -----------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.01 par value per share
          -----------------------------------------------------------
                         (Title of Class of Securities)

                                  69357H 10 6
          -----------------------------------------------------------
                                 (CUSIP Number)

                               _________________

----------------------------
     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                  ---------------------
  CUSIP NO. 69357H 10 6                 13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Mordechai Wiesler
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            522,206   *See note A

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             522,206   *See note A

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      522,206 *See Note A

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      *See Note B                                                      [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      7.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

       IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Note A: Information as to beneficial ownership is given as of December 31, 1996.

Note B: Excludes 45,000 shares held in two trusts for the benefit of Mr. Wiesler's three children. Mr. Wiesler disclaims beneficial ownership of these shares.
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----------------------                                  ----------------------
CUSIP No. 69357H 10 6               13G                   Page 3 of 6 Pages
----------------------                                  ----------------------


ITEM 1(A).  NAME OF ISSUER:

            PRI Automation, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            805 Middlesex Turnpike
            Billerica, MA   01821

ITEM 2(A).  NAME OF PERSONS FILING:

            Mordechai Wiesler

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            PRI Automation, Inc.
            805 Middlesex Turnpike
            Billerica, MA 01821

ITEM 2(C).  CITIZENSHIP:

            U.S.A.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.01 par value per share

ITEM 2(E).  CUSIP NUMBER:

            69357H  10 6

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
            CHECK WHETHER THE PERSON FILING IS A:         Not applicable.

      (a)  [ ] Broker or dealer registered under Section 15 of the Act;

      (b)  [ ] Bank as defined in Section 3(a)(6) of the Act;

      (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

      (d) [ ] Investment Company registered under Section 8 of the Investment Company Act;


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----------------------                                  ----------------------
CUSIP No. 69357H 10 6               13G                   Page 4 of 6 Pages
----------------------                                  ----------------------



      (e) [ ] Investment Adviser registered under Section 203 of 1940;the Investment Advisers Act of 1940;

      (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;

      (g)  [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

      (h)  [ ] Group, in accordance with Rule 13d-1(b)(l)(ii)(H).

ITEM 4.  OWNERSHIP.  (See Note A)

      (a)  Amount beneficially owned:

             522,206

      (b)  Percent of class:

             7.1%

      (c)  Number of shares as to which such person has:

      (i)  Sole power to vote or to direct the vote

            522,206

      (ii) Shared power to vote or to direct the vote

            None

     (iii) Sole power to dispose or to direct the disposition of

            522,206

     (iv)  Shared power to dispose or to direct the disposition of

           None


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not applicable.

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----------------------                                  ----------------------
CUSIP No. 69357H 10 6               13G                   Page 5 of 6 Pages
----------------------                                  ----------------------


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          Not applicable.

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----------------------                                  ----------------------
CUSIP No. 69357H 10 6               13G                   Page 6 of 6 Pages
----------------------                                  ----------------------



                                   SIGNATURE

     After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement with respect to him is true, complete and correct.


 Date:  January 29, 1997



/s/Mordechai Wiesler
--------------------------------
Mordechai Wiesler